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                                                                       Exhibit O


MEMORANDUM OF AGREEMENT made as of the 22 day of July, 2004.

BY AND BETWEEN:          VGE III PORTFOLIO LTD., a company duly incorporated
                         according to law having it's registered address at C/O
                         Goldman Sachs (Cayman) Trust, Limited, P.O. Box 896,
                         Harbour Centre, 2nd Floor, George Town, Grand Cayman,
                         Cayman Islands, B.W.I.

                         (hereinafter referred to as the "SELLER")


AND: POWER TECHNOLOGY INVESTMENT CORPORATION, a company duly incorporated according to law having its principal office at 751 Square Victoria, Montreal, Quebec, H2Y 2J3, Canada, fax number 514.286.7464;

                         (hereinafter referred to as the "PURCHASER")

                         (the Seller and the Purchaser are sometimes hereinafter collectively referred to as the "PARTIES")


     WHEREAS the Seller desires to sell to the Purchaser one hundred twenty two thousand and five hundred (122,500) common shares in the share capital of Neurochem Inc. (the "SHARES") and the Purchaser desires to purchase the Shares for an aggregate purchase price of two million one hundred and ninety eight thousand eight hundred and seventy five United States dollars (U.S.$2,198,875 less broker's commission) (the "PURCHASE PRICE").

     NOW THEREFORE THIS AGREEMENT WITNESSES THAT in consideration of the mutual covenants herein set forth, the Parties agree as follows:

1. The preamble hereto shall form part hereof, as if herein set forth at length.

2. The Seller hereby sells, assigns and transfers unto the Purchaser, hereto present and accepting, and the Purchaser hereby purchases from the Seller, all of the Seller's right, title and interest in and to the Shares, the whole in consideration of the Purchase Price. The Seller acknowledges that the transaction may be effected on the Purchaser's behalf by Power Tek, LLC, a wholly-owned subsidiary of the Purchaser.

3. Payment of the Purchase Price shall be against delivery of the Shares, the transaction to be settled off exchange on or about July 27, 2004 between the Seller's broker and the broker designated by the Purchaser or Power Tek, LLC.


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4.   The Seller hereby expressly represents and warrants to the Purchaser the following:

     i) that the Seller has the full right, capacity and authority to enter into this Agreement;

     ii) that the Seller is the sole legal and beneficial owner of its Shares and that such Shares are free and clear of all liens, charges, hypothecs or other encumbrances of any kind, nature or description whatsoever;

     iii) that no person, firm or corporation has any agreement, option or right capable of becoming an agreement or option for the purchase of any of its Shares; and

     iv) that the Seller is not a resident of, and has no place of business or other establishment in, Canada, that its address as shown in the records of Neurochem Inc. is not in Canada and it has not been present in Canada to execute this Agreement or in respect of any discussions pertaining to this Agreement or the acquisition of Shares contemplated hereby.

5. The Purchaser hereby expressly warrants and represents to the Seller the following:

     i) that it has the full right, capacity and authority to enter into this Agreement;

     ii) that it has complied and will comply with all applicable laws and regulations, including securities laws, in connection with the transaction contemplated by this Agreement; and

     iii) that it has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of purchasing the Shares pursuant to the terms described herein, and has so evaluated the merits and risks of such investment.

6. The representations and warranties of the Parties contained herein shall survive the execution of this Agreement and shall continue to remain in full force and effect.

7. The Parties will furthermore sign all documents and do all things necessary to give effect to the present transaction and as may be required by applicable law in connection therewith.

8. The Purchaser shall indemnify, defend and hold the Seller and its officers, directors, agents, partners, members, employees and the legal representatives of any of them (collectively, "Indemnified Persons") harmless from and against any liability, claim, cost, loss, judgment, damage or expense (including reasonable attorneys' fees and expenses) that the Indemnified Persons incur or suffer as a result of or arising out of Purchaser's breach of any of its representations, warranties or agreements in this Agreement.

9. This Agreement may be executed in counterpart and by facsimile signature to be followed by an original by courier.


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10.  This Agreement shall be construed and interpreted in accordance with the laws of the State of New York.

11. This Agreement shall enure to the benefit of and be binding upon the Parties, their respective successors, administrators, representatives, heirs and assigns.



     IN WITNESS WHEREOF, the Parties have executed the present Agreement.



                                         VGE III PORTFOLIO LTD.

                                         Per:        /s/ Brian G. Smith
                                              ----------------------------------
                                                        Brian G. Smith
                                                   Chief Financial Officer



                                         POWER TECHNOLOGY INVESTMENT CORPORATION

                                         Per:          /s/ Peter Kruyt
                                              ----------------------------------
                                                           President